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                                                                    Exhibit 12.1

BUCKEYE PARTNERS, L.P.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
DOLLARS IN THOUSANDS


                                                                            YEARS ENDED DECEMBER 31,
                                                          1999       2000       2001       2002       2003
                                                        --------   --------   --------   --------   --------
EARNINGS:
Income from continuing operations                       $ 71,101   $ 64,467   $ 69,402   $ 71,902   $ 30,154
Less: capitalized interest                                (1,031)    (1,157)    (1,102)    (2,083)      (464)
                                                        --------   --------   --------   --------   --------
   Total earnings                                         70,070     63,310     68,300     69,819     29,690
                                                        --------   --------   --------   --------   --------

FIXED CHARGES:
   Interest expense                                       16,854     18,690     18,882     20,527     22,758
   Capitalized interest                                    1,031      1,157      1,102      2,083        464
   Portion of rentals representing an interest factor      2,535      2,327      2,297      2,428      2,608
                                                        --------   --------   --------   --------   --------
   Total fixed charges                                    20,420     22,174     22,281     25,038     25,830
                                                        --------   --------   --------   --------   --------

EARNINGS AVAILABLE FOR FIXED CHARGES                      90,490     85,484     90,581     94,857     55,520
                                                        ========   ========   ========   ========   ========

RATIO OF EARNINGS TO FIXED CHARGES                          4.43       3.86       4.07       3.79       2.15
                                                        ========   ========   ========   ========   ========

                                                         THREE MONTHS ENDED
                                                            MARCH 31,
                                                         2003       2004
                                                       --------   --------
EARNINGS:
Income from continuing operations                      $ 16,727   $ 20,101
Less: capitalized interest                                  (47)       (81)
                                                       --------   --------
   Total earnings                                        16,680     20,020
                                                       --------   --------

FIXED CHARGES:
   Interest expense                                       5,232      5,345
   Capitalized interest                                      47         81
   Portion of rentals representing an interest factor       727        774
                                                       --------   --------
   Total fixed charges                                    6,006      6,200
                                                       --------   --------

EARNINGS AVAILABLE FOR FIXED CHARGES                     22,686     26,220
                                                       ========   ========

RATIO OF EARNINGS TO FIXED CHARGES                         3.78       4.23
                                                       ========   ========